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                       INTEGRATED CIRCUIT SYSTEMS, INC.


                                   Corporate Headquarters
                                   2435 Boulevard of the Generals
                                   P.O. Box 968
                                   Valley Forge, PA 19482-0968
                                   Phone: 610-630-5300
                                   Fax: 610-630-5399
                                   Web Site: http://www.icst.com




FOR IMMEDIATE RELEASE



             INTEGRATED CIRCUIT SYSTEMS AGREES TO BE ACQUIRED FOR
                           $21.25 PER SHARE IN CASH


VALLEY FORGE, PA - January 20, 1999 - Integrated Circuit Systems, Inc. (Nasdaq:
ICST) today announced that it has entered into a definitive agreement under which an investor group comprised of its senior management together with affiliates of Bain Capital Inc. and Bear, Stearns & Co. Inc. will acquire all of the outstanding shares of ICS at a cash price of $21.25 per share.

The transaction was unanimously approved yesterday by Integrated Circuit Systems' Board of Directors, acting upon the recommendation of a Special Committee of the Board comprised of two independent Directors who are not part of the investor group. In reaching its decision, the Special Committee was advised by its financial advisor, Pennsylvania Merchant Group, which rendered a written opinion that the $21.25 acquisition price is fair to the unaffiliated holders of common stock of Integrated Circuit Systems from a financial point of view.

It is expected that the proposed acquisition will be voted on by ICS' shareholders at a Special Meeting of Shareholders to be held in the Company's fiscal fourth quarter. In addition, completion of the merger is subject to the receipt of funding by the investor group under existing financing commitments and is subject to other customary conditions, including the receipt of certain regulatory approvals.


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The Company also announced that it has entered into a definitive agreement to sell intellectual property and engineering hardware and software related to its data communications business to 3Com Corporation for approximately $16 million in cash. The assets sold include customer-owned tooling (COT) technology, patents, design databases and software programs. The transaction is subject to the satisfaction of customary conditions and is expected to close by the end of February 1999. Under the agreement, Integrated Circuit Systems will have certain licensing and technical support rights, and will continue to sell and support its existing and prospective fast ethernet transceiver product family to current and new customers.

Rudolf Gassner, ICS' Chairman of the Board, who is not a member of the investor group, said, "After careful review, and with the assistance of our financial advisor, the Board of Directors has concluded that these transactions are in the best interests of ICS' shareholders."

Integrated Circuit Systems Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, Pennsylvania with a major facility in San Jose, California.

Bain Capital Inc., based in Boston, is a leading private equity firm which manages in excess of $4 billion and has made numerous investments in technology related companies.

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Contact:

Dan Katcher/Brian Faw
Abernathy MacGregor Frank
212-371-5999